                               INVESTMENT LETTER

                      SELIGMAN CASH MANAGEMENT FUND, INC.


  Seligman Cash Management Fund, Inc. (the "Fund"), an open-end diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Fund hereby sells to Purchaser and Purchaser purchases 1 Class C share (the "Share") of Capital Stock (par value $.01) of the Fund at a price of $1.00. The Fund hereby acknowledges receipt from Purchaser of funds in such amount in full payment for the Share.

2. Purchaser represents and warrants to the Fund that the Share is being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Share.


IN WITNESS WHEREOF, the parties have executed this agreement as of the 28th day of May, 1999 ("Purchase Date").


                           SELIGMAN CASH MANAGEMENT FUND, INC.



                           By:
                              --------------------------------
                           Name:  Lawrence P. Vogel
                           Title: Vice President


                           J. & W. SELIGMAN & CO. INCORPORATED



                           By:
                              --------------------------------
                           Name:  Brian T. Zino
                           Title: President